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                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made on this 2nd day of August, 1999, between WD-40 COMPANY (hereinafter the "Company") and GARRY O. RIDGE (hereinafter the "Executive").

                                  RECITALS:

     Whereas Executive has been employed by Company for a period of years. Company and Employee feel that it would be appropriate to memorialize the terms of the employment relationship.

         NOW THEREFORE, the parties agree as follows:

     A.  TERM OF EMPLOYMENT.

         1. TERM: Company hereby employs Executive and Executive hereby accepts employment with Company for the period of three years (the "Term") commencing with the Effective Date, subject however, to prior termination of this Agreement as hereinafter provided. Where used herein, "Term" shall refer to the entire period of employment of Executive by Company, whether for the period provided above, or whether terminated earlier as hereinafter provided. Unless otherwise provided for by agreement of the parties, or action by the Board of Directors of the Company, this Agreement shall automatically renew for successive three year terms.

     B.  DUTIES OF EXECUTIVE.

         1. DUTIES: Executive shall perform the duties of President and Chief Executive Officer subject to the powers by law vested in the Board of Directors and the Company's shareholders. During the Term, Executive shall perform exclusively the services

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herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive's ability, in compliance with all applicable laws and Company's Articles of Incorporation and By-laws.

         2. CONFLICTS OF INTEREST: Except as permitted by the prior written consent of the Board of Directors of Company, Executive shall devote Executive's entire productive time, ability and attention to the business of Company during the Term, and Executive shall not directly or indirectly render any services of business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with Company's interests.

     C.  COMPENSATION.

         1. SALARY: Commencing at the Effective Date for Executive's services hereunder, Company shall pay or cause to be paid as annual salary to Executive the amount of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) for the Term, to be prorated in the event this Agreement is in effect for only a portion of the year. Said salary shall be payable in equal installments in conformity with Company's normal payroll period. Executive's salary shall be reviewed by the Board of Directors from time to time at its discretion, but at least annually, and Executive shall receive such salary increase as the Board of Directors, in its sole discretion, shall determine, evaluating such factors as job performance and profitability of the Company and the general rate of inflation.

         2. BONUS: Executive and Company mutually agree that whatever annual incentive bonus Executive may receive from Company will be paid in the sole discretion of Company's Board of Directors based upon the Company's annually established bonus formula.

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The Company agrees to continue with a future bonus program for the benefit of
Executive which is substantially consistent with the bonus formula in place for the initial year hereof.

     D.  EXECUTIVE BENEFITS:

         1. VACATION: Executive shall be entitled to twenty days vacation. All vacation which is not taken during the year periods of the Term shall be accrued and carried forward in line with general vacation policy guidelines of the Company.

         2. HEALTH INSURANCE BENEFITS: Executive shall be entitled to participate in medical, dental and other employee benefits pursuant to the established benefit plans of the Company.

         3. OFFICE: Executive shall be furnished with an enclosed office for the performance of Executive's duties for Company.

         4. LIFE INSURANCE: The Company shall also provide for the Executive, at Company's expense, a $200,000.00 group life insurance policy, or its equivalent. Company will also pay for the cost of an annual physical not covered by Insurance Program.

         5. RETIREMENT PROGRAM: Executive shall be entitled to all benefits pursuant to the Long Term Retirement Program, if he is a party to such program.

         6. STOCK OPTION PROGRAM: Executive shall participate in and be entitled to benefits of the Company Stock Option Program.

     E.  BUSINESS EXPENSES AND REIMBURSEMENT.

         1. BUSINESS EXPENSES: Executive shall be entitled to reimbursement by Company for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for Company during the Term including, but not limited to, entertainment, meals, travel expenses, conventions, meetings, seminars, and clubs in

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accordance with company policy in effect at the time. Review of such expenses shall be conducted in accordance with existing Company policy.

         2. AUTOMOBILE: During the Term hereunder, Company shall provide Executive with an automobile allowance in the amount of Eight Hundred Fifty Dollars ($850.00) per month as reimbursement for Executive's business use of his personal automobile, or a Company vehicle in line with the then existing vehicle policy. In the event that the allowance is paid in lieu of providing an automobile, the dollar amount of the allowance shall be subject to adjustment to reflect any inflationary factors. Should Executive receive an automobile allowance rather than use of a Company vehicle, Company shall have no other responsibility or obligation with respect to the automobile expenses of Executive. Executive shall procure and maintain insurance coverage on said automobile. Company shall furnish Executive, at no cost to Executive, with parking at Company facilities.

     F.  TERMINATION.

         1. TERMINATION: Company may terminate this Agreement at any time, without further obligation or liability to Executive, by action of the Board of Directors in the event that:

            (a) Executive commits an act or acts of malfeasance or gross malfeasance in his duties; or

            (b) Executive engages in illegal activity which materially adversely affects Company's reputation in the community or which evidences the lack of Executive's fitness or ability to perform Executive's duties as determined by the Board of Directors in good faith.

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     Such termination shall not prejudice any remedy which Company may have at law, in equity, or under this Agreement. Termination pursuant to this section shall become effective immediately after notice of termination.

         2. EFFECT OF TERMINATION: In the event of the termination of this Agreement prior to the completion of the Term for any of the reasons specified in Section F.1 (a) or (b), Executive shall be entitled to the salary earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date, and accrued but unused vacation time, but Executive shall be entitled to no further compensation for services rendered after the date of termination, unless specifically agreed in writing between Company and Executive.

     G.  GENERAL PROVISIONS:

         1. MERGER OR CORPORATE DISSOLUTION: In the event of a merger where Company is not the surviving corporation, in the event of a consolidation, or in the event of a transfer of all or substantially all of the assets of Company, Company shall assign this Agreement and the benefits thereof to any person, association or corporation acquiring all or substantially all of its assets as an entity or to any corporation into which it shall be merged or consolidated. Company shall be unconditionally released from all of its duties and obligations hereunder upon such assignment if the assignee shall expressly and unconditionally assume and agree to perform all of the duties and obligations of Company hereunder, or upon Executive's refusal to consent to such assignment. Furthermore, upon such transfer, the Term of this agreement shall be extended for a period of three full years. Such extension of the Term of this agreement shall be effective on the date of the transfer or merger.

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         2.  CHANGE OF CONTROL: In the event that more than 15% of the
Company's outstanding capital stock is acquired in connection with a tender offer for shares of Company or other change in ownership resulting in a transfer of 15% or more of the Company's outstanding capital stock to a single entity, group or person, such ownership transfer shall be deemed a Change of Control.:

         Should Executive be terminated without cause following a Change of Control, but during the Term of this agreement, then Executive shall be paid an amount equal to three times his average gross salary, including bonuses, for the five years immediately preceeding such termination, less the sum of $100.00 (or such lesser period during which Executive provided services to Company). In no event shall such payments exceed the limitations set forth in Internal Revenue Code Section 280G(d)(2).

         3. EFFECTIVE DATE: The effective date of this Agreement shall be August 2nd, 1999.

         4. TRADE SECRETS: During the Term, Executive will have access to and become acquainted with what Executive and Company acknowledge as trade secrets, to wit, knowledge or data concerning Company, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter.

         5. RETURN OF DOCUMENTS AND PROPERTY: Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, equipment, Company property or other materials used and/or developed by Executive during the Term are solely the property of Company, and that Executive has no right, title or interest therein. Upon termination of this

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Agreement, Executive or Executive's representative shall promptly deliver possession of all of said property to Company in good condition.

         6. NOTICES: Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the Company at its head office location or the Executive at their last known address. Either party may change its address by written notice in accordance with this section.

         7. BENEFIT OF AGREEMENT: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

         8. APPLICABLE LAW: Except to the extent governed by the laws of the United States, this Agreement is to be governed by and construed under the laws of the State of California.

         9. CAPTIONS AND PARAGRAPH HEADINGS: Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         10. INVALID PROVISIONS: Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

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         11.  ENTIRE AGREEMENT: This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by any agreement in writing signed by Company and Executive.

         12. ATTORNEYS' FEES: If any action, including arbitration, is brought to enforce this Agreement or to determine the relative rights and obligations of either of its parties and a ruling is obtained in favor of either party, regardless of which party institutes the actions, the prevailing party will be entitled to reasonable attorneys' fees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"COMPANY"                              "EXECUTIVE"
WD-40 COMPANY

By /s/ Garry O. Ridge              /s/ Garry O. Ridge
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       GARRY O. RIDGE, President       GARRY O. RIDGE

By /s/ John B. Sidell
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       JOHN B. SIDELL,
     Assistant Secretary

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